Exhibit 10.1

ONSHORE DAYWORK DRILLING CONTRACT

BETWEEN

GREAT SOUTH LAND MINERALS LIMITED

AND

Hunt Energy & Mineral C0. – Australia Pty. Ltd.

ABN 52 075 814 390

TABLE OF CONTENTS

RECITALS		2
AGREEMENT		2
1	DEFINITIONS	3
2	HEADINGS	3
3	FURTHER ASSURANCES	3
4	COMMENCEMENT DATE	3
5	LABOUR, EQUIPMENT, MATERIALS, SPECIAL TOOLS, SUPPLIES AND SERVICE	4
6	SUMS PAYABLE TO CONTRACTOR	5
7	TIME OF PAYMENT	6
8	TERM	7
9	EQUIPMENT CAPACITY	9
10	CASING PROGRAMME	10
11	DRILLING METHODS AND PRACTICES	10
12	CORING	11
13	REPORTS TO BE FURNISHED BY CONTRACTOR	11
14	INSURANCE	12
15	CLAIMS	13
16	RESPONSIBILITY FOR LOSS OR DAMAGE	13
17	INDEPENDENT CONTRACTOR RELATIONSHIP	16
18	LAWS RULES AND REGULATIONS	17
19	FORCE MAJEURE	17
20	INFORMATION CONFIDENTIAL	18
21	INGRESS AND EGRESS TO LOCATION AND SOUND LOCATION	18
22	CONFLICTS AND WAIVERS	19
23	ADJUSTMENT	19
24	DISPUTE RESOLUTION	20
25	INDUSTRIAL RELATIONS	20
26	ASSIGNMENT	20
27	NOTICES	20
28	GST	21
29	COST GENERALLY	21
30	GOVERNING LAW	21
31	SEVERABILITY	21
32	COUNTERPARTS AND MULTIPLE ORIGINALS	22
SIGNATURES		22
ATTACHMENTS		23
SCHEDULE A		24
SCHEDULE B		27
SCHEDULE C		32
SCHEDULE D		39
SCHEDULE E		40
SCHEDULE F		46
SCHEDULE G		47
SCHEDULE H		48
SCHEDULE I		49
SCHEDULE J		50
SCHEDULE K		51

2	Onshore Drilling Contract

ONSHORE DAYWORK DRILLING CONTRACT

THIS CONTRACT:

BETWEEN	GREAT SOUTH LAND MINERALS LIMITED a Company duly incorporated in Australia and having its principal office at Level 3, 65 Murray Street, Hobart, Tasmania, 7000
(“Operator”)

AND	Hunt Energy & Mineral Co.-Australia Pty Ltd ABN 52 07 814 390 a Company duly incorporated in the State of South Australia and having its principal office at 15 Scarborough Way, Lonsdale, South Australia, 5160
(“Contractor”)

RECITALS

A.	Operator is the owner of SEL 13/98 and has JV rights to drill in SEL 5/2005 in Tasmania, Australia and desires to have wells drilled and completed in search of oil or gas and has requested Contractor to provide drilling services for this purpose (“Services”).

B.	Contractor represents that, to the best of its knowledge and having conducted reasonable due diligence investigations and taken reasonable steps as appropriate, it has drilling equipment, in good working order and safety management systems in place which are fit for purpose and trained, competent personnel capable of efficiently operating such equipment to provide such Services.

AGREEMENT

Operator engages Contractor as an independent contractor to drill the well or wells designated in Item 1 of Schedule A in search of oil or gas on a daywork basis.

For purposes hereof the term “daywork basis” means Contractor shall furnish equipment, labour, and perform services as herein provided, for a specified sum per 24 hour day under the direction, supervision and control of Operator (which term is deemed to include any employee, agent, consultant or subcontractor engaged by Operator to direct drilling operations). When operating on a daywork basis, Contractor shall perform all its work on a 24 hours per day 7 days per week basis and shall be fully paid at the applicable rates of payment and assumes only the obligations and liabilities stated herein.

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1	DEFINITIONS

In this Contract unless the context otherwise requires:-

“Contract” means this contract, including Schedules A to K inclusive;

“Designated Field Representative” means the person set out in Item 13 of Schedule A;

“GST” means the goods and services tax imposed under the GST Law or similar tax imposed under the GST Law or any similar tax introduced to replace that tax;

“GST Law” means GST Law as defined in Section 195-1 of the “A New Tax System (Goods and Services Tax) Act 1999;

“Governmental Authority” means any government or governmental, semi-government, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity;

“Joint Venture” means the joint venture (if any) between the Operator and any third parties in respect of the well(s) the subject of the Services;

“Rig” or “Drilling Rig” means the rig and other equipment the Contractor provides under this Contract as set forth in Schedule C;

“Regulations or Practices” means the regulations and requirements of the Department of Primary Industries and Resources, South Australia and Natural Resources and Mines, Queensland or such other Governmental Authority that may have jurisdiction in the relevant area of operations;

“Services” means the drilling services provided by the Contractor as set out in Schedule E and in accordance with this Contract.

References to dollars or $ are references to Australian dollars unless otherwise expressly stated.

2	HEADINGS

The index hereto and the clause headings herein shall not be considered in interpreting the text of this Contract.

3	FURTHER ASSURANCES

Each party shall perform all acts and execute and deliver all documents and give all assurances necessary to give full effect to the provisions of this Contract.

4	COMMENCEMENT DATE

Operator and Contractor agree to use their best endeavours to commence operations at the first Well Site (“first location”) on or about 1st of March 2008. Neither operator nor Contractor shall

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incur any penalty if delayed by circumstances beyond the Operator or Contractor’s control in accordance with Clause 19.

5	LABOUR, EQUIPMENT, MATERIALS, SPECIAL TOOLS, SUPPLIES AND SERVICE

5.1	Contractor will furnish and use the Drilling Rig, equipment and personnel described in Schedules C, D and E to drill and then either abandon or complete as the case may be the well or wells to be drilled pursuant to this Contract. This drilling rig shall be, and remain “Fit for Purpose” and all personnel will be trained for and competent in their jobs.

5.2	All labour, equipment, materials, special tools, supplies and services necessary or proper for the operation or maintenance of the Rig and for the drilling and completion of the well or wells shall be furnished in good working condition at the well site or sites by the party designated in Schedule E and at the expense of the party designated in Schedule E. Should labour, equipment, materials, special tools, supplies or services other than those set forth herein or designated in Schedule E be necessary for the drilling or completion of the well or wells the same shall be furnished by Operator at its expense.

5.3	If the Operator requests Contractor to provide any labour, equipment, materials, special supplies or services as set forth in Schedule E which it is the responsibility of Operator to provide, Contractor, if it agrees to provide the same, and for providing bits, reamers and stabiliser parts, hole opener cutters, swab rubbers and similar items, shall be reimbursed by Operator, for actual Contractor’s landed cost at well site or sites plus 15 percent or as otherwise agreed plus GST.

5.4	For providing casual or roustabout labour at the request of the Operator, Contractor shall be reimbursed by Operator at actual Contractor’s cost plus 15 percent.

5.5	Operator will make every effort to stake the first location 14 days before the commencement date specified in Item 2 of Schedule A.

5.6	Upon termination of this Contract, Contractor shall return to Operator any of Operator’s items that are at the time in Contractor’s possession and control in as good condition as turned over to Contractor, fair wear and tear excepted.

5.7	The Operator may request the Contractor to increase the number of Contractor’s personnel and in such event the day rates provided herein shall be adjusted by mutual agreement of the parties hereto.

5.8	Contractor shall nominate from time to time one of its personnel as Contractor’s representative on site (“Designated Field Representative”). The initial Designated Field Representative for the Contractor is set out in Item 13 of Schedule A. Such representative shall be in charge of the remainder of Contractor’s personnel and shall have full authority to act on behalf of Contractor on all day to day matters which arise between Operator and Contractor.

5.9	Contractor will remove and replace in a reasonable time any of Contractor’s personnel if Operator so requests in writing provided Operator can show reasonable cause for its requirements.

5.10	Operator shall nominate from time to time one of its personnel on site to receive reports as specified in Clause 13 and act as Operator’s representative (“Designated Field Representative”). The initial Designated Field Representative for the Operator is set out in Item 13 of Schedule A.

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5.11	Contractor shall have the right to request Operator in writing to remove and replace any of Operator’s Third Party personnel if Contractor can show reasonable grounds for such request. However Operator shall have the right to make the final decision with respect to any such removals and replacements.

5.12	Contractor shall be responsible at its cost for maintaining reasonable stock levels of Contractor’s items and replenishing items consumed, damaged or lost.

5.13	If required contractor shall conduct a full tubular drilling string and associated down hole tools inspection prior to the commencement of operations hereunder.

5.14	Contractor shall supply Operator upon request with copies of reports of any tubular inspections carried out in respect of the Contractor’s drilling string and associated down hole tools.

5.15	Any tubular and associated down hole tools which failed to pass any such inspection test will be replaced or repaired by Contractor at its expense prior to commencement of or resumption of operations pursuant to this Contract. Any delay caused in the drilling operations as a result of any such replacement or inspection will be at the cost of the Contractor.

5.16	Operator may at any time during the term of this Contract request Contractor to arrange to have inspections of Contractor’s tubular and down hole tools performed at Operator’s expense.

5.17	Contractor represents that the equipment described in Schedule C conforms in all respects to the Regulations and Practices.

5.18	Contractor represents to the Operator that it will, and agrees to maintain the Drilling Rig and all plant and equipment referred to in Clauses 5.1 and 5.2 in good working order and operating condition at all times throughout the operation of this Contract.

5.19	Contractor represents to the Operator that, to the best of its knowledge and having conducted reasonable due diligence investigations and taken reasonable steps as appropriate, the Rig and associated equipment are fit for their purpose and use or intended use and conforms to the agreed industry standards applicable to the equipment certification, safety management systems, maintenance systems and maintenance scheduling in accordance with current industry practice and regulatory requirements and applicable Regulations and Practices.

5.20	Contractor also represents to the Operator that all personnel supplied by the Contractor to perform duties on the Rig are competent and trained with respect to the tasks/duties expected of the position(s). Evidence of competence of personnel to be demonstrated by the Contractor to the Operator at quarterly Operations/HSE review meetings measured against Australian Drilling Industry Training Committee endorsed training matrices for onshore Rig personnel.

5.21	Contractor agrees the drilling rig to be inspected by a third party inspector prior to spudding and signed off as being fit for purpose. Costs of the inspection will be at Operator’s expense; while the cost of any resulting repairs or modifications will be charged at Rig Repair Rate, as per Schedule B, Item 12.4.

6	SUMS PAYABLE TO CONTRACTOR

6.1	Subject to the provisions hereof Operator agrees to pay Contractor for the work performed, services rendered, the materials, equipment, and supplies furnished by Contractor as hereinafter provided.

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6.2	The work other than Rig moves shall be performed on a day work basis and the day work rates per twenty-four (24) hour day shall be as specified in Schedule B. Payment of rates shall be calculated on time to the nearest half hour.

6.3	The relevant Standby Rate as set out in Schedule B will be payable:

(a)	during any period of delay when Contractor is unable to proceed because of an act or omission of Operator including without limitation the failure of Operator to provide items or to furnish services which are the responsibility of the Operator as specified in Schedule E; or

(b)	from the moment Contractor could have spudded in any well had it not been delayed by Operator until the operating rates first become payable.

6.4	Contractor agrees to mobilise the Rig, Camp and Crew to the first location, rig up, and ready to drill Rathole & Mousehole prior to spud for the sum designated in Item 6 of Schedule B.

6.5	Rigging up and preparedness to spud on the first and subsequent locations shall be verified by the Operator’s Designated Field Representative.

6.6	For demobilisation of Contractor’s Rig, Camp and crew at completion of this Contract Operator agrees to pay to Contractor the sum specified in Item 7 of Schedule B.

6.7	As part of its rig day rate (s) Contractor will furnish a forklift and appropriately trained operator. If Operator uses forklift as per Item 60 of Schedule E, Operator agrees to pay hourly rate as detailed in Item 12. 9 of Schedule B.

6.8	If during the term of this Contract Contractor remobilises its personnel after having demobilised such personnel then Operator will reimburse Contractor for Contractor’s necessary out-of-pocket costs for such demobilisation and remobilisation provided both demobilisation and remobilisation are done at the written request of Operator. Such necessary out-of-pocket expenses will include by way of example but not be limited to travelling expenses wages and travelling time.

6.9	If the Contractor or Operator deems it necessary to shut down the Rig for repairs or maintenance the Contractor shall cease to be paid at the rate specified in Item 1 of Schedule B and will be paid the repair rate specified in Item 4 of Schedule B. Time chargeable under this rate shall not exceed 8 hours for any one occurrence or 24 hours cumulative per calendar month. Subject to Clause 21.4 the Contractor shall not be able to charge the Operator any fee for repairs and maintenance carried out in excess of the periods hereinbefore referred to in this clause. The Contractor covenants and agrees with the Operator to use due diligence in effecting such repairs replacement or maintenance in a good and workmanlike manner.

6.10	Any obligation on the Operator to pay any amounts under this Contract are subject to the Operator being provided with a tax invoice and to the Contractor establishing it is registered for GST.

7	TIME OF PAYMENT

7.1	Subject to the provisions of Clause 15.2 of this Contract and compliance by Contractor with all the terms and conditions of this Contract and Schedule B Operator agrees to make payments to Contract as herein set out.

7.2

Payment shall be due and payable by Operator of the full amount of each of Contractor’s invoices within 14 days of receipt of the same by Operator. Invoices shall be submitted on a fortnightly (14 days) basis. Mobilisation fee is to be paid in

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full within 14 days of receipt of the relevant invoice. (20 days rig move rate to be prepaid prior to commencing mobilization.)

7.3	Any undisputed sum or sums not paid within 14 working days after due date as herein before specified shall bear interest at the rate of 5 percent per annum from such date until payment.

7.4	Operator shall notify Contractor within 21 days of receipt of any invoice that the same or any portion thereof is disputed, and will pay any undisputed portion in accordance with the terms set out above. On satisfactory resolution of any dispute in relation to the whole or any portion of any invoice, Operator shall pay any amount proved to have been correctly invoiced within 7 days of such resolution. Any such amount shall at Contractor’s option bear interest from the original due date until payment at the rate of 5 percent per annum.

8	TERM

8.1	The term of this Contract shall be deemed to commence when each party has executed the same and shall continue in force thereafter until terminated in any of the ways set out.

8.2	Except for those provisions of this Contract which are of a continuing nature and subject to the above provisions this Contract shall terminate on completion of the drilling programme outlined in Schedule A hereto unless the term hereof is extended by Operator exercising its option to drill an additional well or wells in which case it shall terminate on completion of the drilling programme for that well or those wells. Operator may reduce this program, without penalty, at any time by giving the contractor 30 days notice.

8.3	After completion of said drilling programme the Contractor may, if the landowner who owns the land upon which the well site is located agrees, elect to stack the Drilling Rig at the well site, or move the Rig immediately to another location. In the event Contractor elects to stack the Drilling Rig at the well site after completion of said drilling programme, Contractor shall from that point forward bear all risk related to moving the Rig from the well site to the nearest government sealed road, and shall be due no compensation for delays that may result from inability to move equipment from the well site.

8.4	Notwithstanding the termination of this Contract the parties shall continue to be bound by any provisions of this Contract that reasonably require some action or forbearance after the cessation of the day rates provided for hereunder.

8.5	Early Termination

(a)	This Contract may be terminated without prejudice to any rights accrued to the date of the termination by either party giving to the other written notice of termination when total loss or destruction of the Rig or a major breakdown thereof causes interruption to or prolonged stoppage of operations (whether caused by an event of Force Majeure or any other cause) for a period in excess of 15 consecutive days.

(b)	By Operator:

i

Notwithstanding the provisions of Schedule A with respect to the depth to be drilled, Operator shall have the right to direct the stoppage of the work to be performed by Contractor hereunder at any time prior to reaching the specified depth or drilling all the wells outlined in Schedule

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A, even though Contractor has made no default hereunder. In such event Operator shall reimburse Contractor as set forth in Clause 8.6 hereof.

ii	In the event that the Contractor has any execution levied against it in excess of Fifty Thousand Dollars ($50,000), becomes insolvent, enters into, or proposes or attempts to enter into, any compromise or arrangement with creditors, has an order made, or a resolution passed (or attempted to be passed) for the winding up of the Contractor, or a receiver or receiver and manager is appointed or a mortgagee takes possession of the whole or any part of its property or undertaking or an administrator of the Contractor is appointed, or if any other act, matter, thing or circumstance renders the Contractor incapable of performing the Services; or the Contractor breaches any of the terms or conditions hereof, then the Operator shall have the right, without prejudice to any other of its rights or remedies, by written notice to the Contractor, forthwith to terminate this Contract, and the Contractor’s right to compensation shall be as set forth in Clause 8.6(b).

(c)	By Contractor:

i	Notwithstanding the provision of Schedule A with respect to the depth to be drilled, in the event Operator shall become insolvent, or be adjudicated a bankrupt, or file, by way of petition or answer, a debtor’s petition or other pleading seeking adjustment of Operator’s debts, under any bankruptcy or debtor’s relief laws now or hereafter prevailing, or if any such be filed against Operator, or in case a receiver be appointed of the Operator or of the Operator’s property, or any part thereof, or Operator’s affairs be placed in the hands of a creditor’s committee, or following ten days prior written notice to Operator if Operator does not pay Contractor within the time specified in Clause 7.2, all undisputed items due and owing, Contractor may, at his option, elect to terminate further performance of any work under this Contract and Contractor’s right to compensation shall be as set forth in Clause 8.6.

8.6	Early Termination Compensation

(a)	In the event Operator terminates the Contract pursuant to Clause 8.5(b)(i) prior to the completion of drilling program or to the depth specified in Item 3 of Schedule A, or in the event the Contractor terminates the Contract pursuant to Clause 8.5(c), then Contractor and Operator shall negotiate compensation due to Contractor which will cover the Contractor’s out of pocket expenses incurred and to be incurred as a consequence of such early termination. These expenses will not include loss of income due to the rig not operating.

(b)	In the event Operator terminates the Contract pursuant to Clause 8.5(b)(ii), then the Operator shall reimburse the Contractor such part of the payment referred to in the Schedules, which may be due for Services rendered prior to the date of termination and such amount shall be received by the Contractor in full satisfaction and discharge of all claims and demands of any nature whatsoever against the Operator in respect of this Contract.

8.7	Suspension

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8.7.1	Weather

In the event that sustained weather conditions, flooding or other ground conditions prevent continuation of the operations, or in the event that the Operator is unable to obtain relevant Joint Venture or regulatory approvals for the next drilling location, the Operator shall have the right to suspend this Contract by notice to the Contractor, in which case the Operator shall pay to the Contractor Standby With Crew Rate as specified in Item 12(2) of Schedule B for a 24 hour period, (or until crews can be evacuated) together with the actual costs to transport the Contractor’s personnel away from the Rig, and back to the Rig when notice of the lifting of the suspension is given by the Operator, such costs to be calculated in accordance with Clause 6.

8.7.2	Safety

If during the performance of the contract, the Operator’s Designated Field Representative is of the opinion that the Contractor is either:

(i) conducting the Services in breach of the Contractor’s safety policies or procedures, or any applicable safety Regulations and Practices or any other safety rules and regulations and procedures supplied by the Operator to the Contractor from time to time or:

(ii) conducting the Services in such a way as to endanger the life or safety of any persons or which may be likely to cause damage to any property, whether belonging to the Operator or otherwise

8.7.2.1	Then the Operator’s Designated Field Representative shall notify the Contractor in writing of the breach of safety involved and the Contractor shall rectify the breach notified forthwith.

8.7.2.2	In the event the contractor does not rectify the breach of safety notified as above as soon as possible, the Operator’s Designated Field Representative may direct the Contractor to suspend performance of the services until such time that the Contractor satisfies the Operator’s Designated Field Representative that the Services will be provided in conformity with all applicable safety provisions and Regulations and Practices.

8.7.2.3	During such periods of suspension, the Operator shall not be liable for or required to make any payments of what so ever nature to the Contractor.

8.7.3.4	In the event that the Contractor fails to rectify the breach of safety for which the Services are suspended pursuant to Clause 8.7.2 within 30 days of the receipt of such notice or if the Contractors performance of the Services has involved recurring breaches of safety pursuant to Clause 8.7.2 then the Operator may exercise its powers to terminate the contract forthwith without further obligation to the Contractor.

9	EQUIPMENT CAPACITY

If applicable hereunder, operations shall not be attempted under conditions which exceed the capacity of the equipment specified to be used hereunder. Contractor shall make the final decision as to when an operation or attempted operation would exceed the capacity of specified equipment.

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Contractor hereby represents that the equipment specified in Schedule C has sufficient capacity to drill to a minimum depth of 2,300m with 4 1/2” drillpipe, and to set all strings of casing as specified in Item 6 of Schedule A under normal operating conditions.

10	CASING PROGRAMME

10.1	The casing programme shall be as provided in Item 6 of Schedule A. The exact setting depth of each string of casing the amount of cement and the process to be used in cementing shall be specified by Operator at the time of each casing setting. If Operator requires a variation in the casing programme requiring the use of additional handling tools same will be furnished by Operator at Operator’s expense.

10.2	Contractor shall run all strings of casing and shall be compensated therefore at day work rates as set out in Item 1 of Schedule B.

10.3	Except in emergencies Contractor’s pumps shall not be used for pumping cement (but may be used for displacing cement) whilst carrying out Operator’s casing programme and Operator shall at its own expense furnish all pumps and other special equipment and service necessary for the running of cement in respect of such programme.

10.4	Contractor shall be under no liability to Operator for any loss or damage resulting from casing joints being knocked off in the hole as a result of defective pipe, faulty casing seat, faulty cementing or any operating practice directed by Operator or its Designated Field Representative during running casing. Casing and cementing operations shall be supervised by Operator’s Designated Field Representative.

11	DRILLING METHODS AND PRACTICES

11.1	Contractor agrees to perform all work to be carried out by it under the terms of this Contract and the specifications and conditions set forth in Schedule A with due diligence and care and in accordance with good drilling practice.

11.2	Contractor represents to the Operator that the Drilling Rig is capable of and will during this Contract remain capable of:

11.2.1	drilling to the depth specified in Item 3 of Schedule A with the pipe specified in Item 4 of Schedule A and Schedule C; and

11.2.2	carrying out any appropriate testing that the Operator may require; and

11.2.3	completing the well.

11.3	Any drill pipe drill collars or substitutes in excess of those furnished by Contractor as specified in Schedule C shall be supplied by Operator at its expense.

11.4	Contractor agrees to maintain well control equipment in good operating condition at all times checking it as prescribed in Item 11 of Schedule A and shall use all reasonable means to control and prevent fires and blowouts to protect the hole and to protect Operator’s equipment.

11.5	Subject to the terms hereof, and at Operator’s cost, at all times during the drilling of the well, Operator shall have the right to control the mud programme.

11.6	In the event of Operator requiring the use of any fluid chemical or substance in the mud programme in respect of which any Regulations and Practices requiring the provision of additional or special clothing or equipment for Contractor’s employees is then in force Operator shall reimburse to Contractor any additional costs incurred by Contractor in complying with such Regulations and Practices.

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11.7	Contractor agrees that every effort will be made to drill a straight hole to the specifications described in Item 8 of Schedule A. Contractor agrees to run deviation surveys, using a Totco survey tool as reasonably required by Operator. Operator may request Contractor to cement off, re-drill or correct the slope of any hole. While correcting the slope of the hole Contractor shall be paid the applicable day work rates specified in Item 1 of Schedule B.

11.8	In the event of any difficulty arising which precludes either drilling ahead using reasonably normal procedures or the performance of any other operations planned for a well, Contractor may suspend the work in progress and shall immediately notify the Designated Field Representative of Operator of such suspension in the meantime making reasonable efforts to overcome the difficulty.

11.9	Contractor shall be solely responsible for the operation of the Drilling Rig including without limitation supervising moving operations and positioning the Drilling Rig and camp at locations as required by Operator as well as such operations at the drilling site as may be necessary or desirable for the safety of the Drilling Rig.

11.10	Throughout the drilling of the well and as directed by the Operator, Contractor shall measure and record the depth in metres of all in-hole tubular in service using an appropriate measuring device.

11.11	Contractor will be responsible for the implementation and observation of all health and safety laws and instructions as required by the relevant Regulations and Practices, including applicable occupational health and safety legislation, in the State in which the Rig is operating. Contractor will abide by any other reasonable instructions requested by the Operator.

11.12	Without limiting the Contractor’s obligations in Clause 11.12, the Contractor shall develop, implement and enforce:

(i)	safety management plans and systems;

(ii)	standard operating procedures;

(iii)	job hazard analysis,

as appropriate in the provision of the Services. The Operator shall provide all reasonable assistance to the Contractor as is required from time to time to enable the Contractor to meet is obligations under this Clause 11.13.

11.13	Contractor shall prior to the Contractor demobilising the Rig from all locations at its cost remove and clean up to the satisfaction of the Operator all material, rubbish, debris, packages, drums, paper, waste, oil, fuel, contaminants and any other material brought onto the wellsite by the Contractor during the performance of this Contract and leave the wellsite in the same condition as when the Contractor first arrived at the wellsite to commence the operations under this Contract.

12	CORING

12.1	Contractor agrees to take cores as set out in Item 9 of Schedule A or as directed by Operator. All coring shall be paid for at the applicable day work rates set out in Item 1 of Schedule B. Operator is to furnish containers for the cores.

12.2	Rotary cuttings will be sampled as and when required by the Operator who will furnish sample catcher and containers for the same.

13	REPORTS TO BE FURNISHED BY CONTRACTOR

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13.1	Contractor shall keep and furnish to Operator a daily drilling report showing depth of the hole and work performed. Drilling report forms may be furnished or specified by Operator but otherwise Contractor shall use the standard IADC or Contractor’s standard Daily Tour Report Form. A legible copy of said form signed by Contractor’s Designated Field Representative shall be furnished by Contractor to Operator by 06:00 hrs every day the rig is operational.

13.2	Contractor shall report to Operator as soon as practicable all incidents, accidents or occurrences arising out of or during the course of operations of Contractor or of any subcontractors of Contractor.

13.3	If requested by Operator, Contractor shall furnish Operator with copy of delivery dockets covering any material or supplies provided by Operator and received by Contractor.

13.4	All labour, equipment, materials, special tools, supplies or services furnished by Contractor for which Operator is obliged to reimburse Contractor shall be recorded on the Daily Drilling Report or Material Shipment Order.

13.5	Contractor, in conjunction with the Operator, shall ensure that as a minimum, quarterly HSE / Maintenance / Operations meetings are conducted in either Adelaide or Hobart to review the performance of the Contract. The first such meeting to be held within 1 month of operations commencing.

14	INSURANCE

14.1	At any and all times during the continuation of this Contract and any extension thereof Contractor agrees to arrange insurance of the type and in minimum amounts as follows:-

(a)	Workers’ Compensation insurance in full compliance with applicable laws and regulations and to include the amount of common law coverage held by the Contractor in the applicable State(s).

(b)	Public Liability insurance (bodily injury and property damage) with a limit of $10,000,000 for any one accident or incident.

(c)	Oil and gas well drilling tools insurance on the Rig for their replacement value.

(d)	Comprehensive automobile liability insurance with limits of liability of the following:-

(i)	Bodily injury - in respect of statutory liability - unlimited; otherwise $5,000,000 per person and $5,000,000 per occurrence.

(ii)	Property damage - any one occurrence $10,000,000. Such coverage shall include owned hired and non-owned vehicles.

(e)	Aircraft Liability Insurance - In any operations hereunder requiring the regular use of aircraft or helicopters (other than those of major airlines or provided by Operator) the Contractor shall utilise the services of recognised charter companies, and shall ensure such companies have appropriate insurances in place. Contractor shall provide if requested by Operator, details of any relevant insurance held by such charter company.

(f)	Insurance to cover the risks set out in Clauses 16.1, 16.8, 16.12(a) & 16.12 (c).

(g)

All such insurance shall be carried in a Company or Companies acceptable to Operator and shall be maintained in full force and effect during the continuation of this Contract and any extension thereof. Contractor is allowed to renew or

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replace the existing insurance policy provided Contractor provides Operator with a Certificate confirming renewal within 7 days of expiry.

(h)	If required by Operator, Contractor will increase its insurance or arrange additional cover(s) above those specified herein. Operator will reimburse Contractor for any increase in premiums resulting from such request.

(i)	Contractor shall supply certificates of currency in respect of the nominated insurances prior to commencing operations under this Contract.

14.2	If Operator consents to Contractor being a self-insurer as to any one or more of the risks for which coverage is herein required such consent must be in writing and signed by Operator.

14.3	The effecting of insurance as required by this Clause 14 shall not in any way limit the responsibilities, obligations or liabilities of the Contractor under other provisions of the Contract.

14.4	If the Contractor fails to comply with the requirements of this Clause 14 the Operator may at the Operator’s sole discretion and at the Contractor’s sole cost, impose any one or all of the following measures until such time as the Contractor has achieved full compliance:

(a)	delay the commencement of the Services;

(b)	suspend the performance of the Services; and/or

(c)	refuse payment upon any invoice in respect of the Services.

15	CLAIMS

15.1	Contractor agrees to pay promptly all proper claims for labour, material, services and supplies furnished by Contractor hereunder (other than labour, material, services or supplies to be paid for by Operator) and agrees to allow no lien or charge to be fixed upon any lease, any well, or the land on which any well is to be drilled, any oil gas or other hydrocarbons produced there from, or other property of Operator. Contractor agrees to indemnify protect and save Operator harmless from and against all such claims and liens, in regard to labour, materials, services and supplies furnished by the Contractor.

15.2	If Contractor shall fail or refuse to pay any such proper claim or indebtedness incurred by Contractor in connection with the drilling of any well or wells pursuant to this Contract, Operator shall have the right to pay any such claims or indebtedness out of any money due or to become due to Contractor hereunder. No assignment or transfer by Contractor of rights to monies due to Contractor hereunder shall have any force of effect as far as Operator’s rights are concerned until all such claims and indebtedness incurred by Contractor shall have been completely liquidated and discharged.

15.3	Before payments are made by Operator to Contractor, Operator may require Contractor to certify that there are no unsatisfied claims for labour, materials, equipment and supplies, or for injuries to persons or property, not covered by insurance which are rightfully the Contractors liability.

16	RESPONSIBILITY FOR LOSS OR DAMAGE

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16.1	Contractor’s Surface Equipment: Contractor shall assume liability at all times for damage or destruction of the Rig and Contractor’s surface equipment, including but not limited to all drilling tools, machinery, and appliances for use above the surface, regardless of when or how such damage or destruction occurs, and Operator shall be under no liability to reimburse Contractor for any such loss except loss or damage under the provisions of Clause 21.4.

16.2	Contractor’s Down-Hole Equipment: Operator shall to the extent Contractor’s insurance does not compensate Contractor assume liability at all times for damage to or destruction of Contractor’s Down-Hole equipment, including but not limited to drill pipe, drill collars, and tool joints unless loss or damage was caused by the negligence of, or breach of this contract by, the Contractor, employees or subcontractors and Operator shall reimburse Contractor for the value of any such loss or damage, the value to be determined by agreement between Contractor and Operator as current repair cost or current new replacement cost of such equipment delivered to the well site less depreciation of the item(s) replaced as detailed in Schedule H.

16.3	Contractor’s Equipment: Environmental Loss or Damage: Notwithstanding the provisions of Clause 16.1, Operator shall, to the extent Contractor’s insurance does not compensate the Contractor, assume liability at all times for damage to or destruction of Contractor’s equipment caused by exposure to unusually corrosive or otherwise destructive elements, including those introduced into the drilling fluid from subsurface formations or the use of corrosive additions in the fluid unless such damage was caused or in any way contributed to by the negligence of the Contractor, its employees or subcontractors.

16.4	Operator’s Equipment: Operator shall assume liability at all times for damage or destruction of Operator’s equipment, including but not limited to casing, tubing, and well head equipment and Contractor shall be under no liability to reimburse Operator for any such loss or damage unless such loss or damage was caused or in any way contributed to by the negligence of the Contractor, its employees or subcontractors.

16.5	The Hole: In the event the hole should be lost or damaged, Operator shall be solely responsible for such damage to or loss of the hole, including the casing therein unless such loss or damage was caused by the negligence of the Contractor, its employees or subcontractors.

16.6	Underground Damage: Operator agrees to defend and indemnify Contractor for any and all claims against Contractor resulting from operations under this Contract on account of injury to, destruction of, or loss or impairment of any property right in or to oil, gas, or other mineral substance or water, if at the time of the act or omission causing such injury, destruction, loss or impairment, said oil, gas or other mineral substance had not been reduced to physical possession above the surface of the earth; and for any loss or damage to any formation, strata, or reservoir beneath the surface of the earth unless such injury, destruction, loss, impairment or damage was caused by or in any way contributed to by the negligence of, or breach of this Contract by, the Contractor, its employees or sub-contractors.

16.7	Inspection of Materials Furnished by Operator: Contractor agrees to visually inspect all materials furnished by Operator before using same and to notify Operator of any apparent defects therein. Contractor shall not be liable for any loss or damage resulting from the use of materials furnished by Operator provided Contractor has fulfilled its obligation hereunder.

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16.8	Contractor’s Indemnification of Operator: Contractor agrees to protect, defend, indemnify, and save Operator, its officers, directors, employees, and joint venturers harmless from and against all claims, demands, and causes of action of every kind and character, without limit and without regard to the cause or causes thereof or the negligence of any party or parties, arising in connection herewith in favour of Contractor’s employees or Contractor’s sub-contractors or their employees, or invitees, on account of bodily injury, death or damage to property. If it is judicially determined that the monetary limits of insurance required hereunder or of the indemnities voluntarily and mutually assumed under this Clause 16.8 (which Contractor and Operator hereby agree will be supported either by available liability insurance, under which the insurer has no right of subrogation against the indemnitees or voluntarily self- insured, in part or whole) exceed the maximum limits permitted under applicable law, it is agreed that the said insurance requirements or indemnities shall automatically be amended to conform to the maximum monetary limits permitted under such law.

16.9	Operator’s Indemnification of Contractor: Operator agrees to protect, defend, indemnify, and save Contractor, its officers, directors, employees and joint owners harmless from and against all claims, demands, and causes of action of every kind and character, without limit and without regard to the cause of causes thereof or the negligence of any party or parties arising in connection herewith in favour of Operator’s employees or Operator’s contractors or their employees, or Operator’s invitees, on account of bodily injury, death or damage to property.

If it is judicially determined that the monetary limits of insurance required hereunder or of the indemnities voluntary and mutually assumed under this Clause 16.9 (which Contractor and Operator hereby agree will be supported either by available liability insurance, under which the insurer has no right of subrogation against the indemnitee, or voluntarily self- insured, in part or whole) exceed the maximum limits permitted under applicable law, it is agreed that said insurance requirements or indemnities shall automatically be amended to conform to the maximum monetary limits permitted under such law.

16.11	Liability for Wild Well: Operator shall be liable for the cost of regaining control of any wild well, as well as for cost of removal of any debris, and shall indemnify Contractor in this regard.

16.12	Pollution and Contamination: Notwithstanding anything to the contrary contained herein, except the provisions of Clauses 21.4 and 16.4, it is understood and agreed by and between Contractor and Operator that the responsibility for pollution and contamination shall be as follows:

(a)	Unless otherwise provided herein, Contractor shall assume all responsibility for, including control and removal of, and protect, defend and save harmless Operator from and against all claims, demands and causes of action of every kind and character arising from pollution or contamination, except pollution from reserve pits, which originates above the surface of the land or water from spills of fuels, lubricants, motor oils, normal water base drilling fluid, pipe dope, paints, solvents, ballast, bilge and garbage, wholly in Contractor’s possession and control and directly associated with Contractor’s equipment and facilities.

(b)

Operator shall assume all responsibility for, including control and removal of, and protect, defend, indemnify and save Contractor harmless from and against all claims, demands, and causes of action of every kind and character arising

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directly or indirectly from all other pollution or contamination which may occur during the conduct of operations hereunder, including but not limited to, that which may result from fire, blowout, cratering, seepage or any other uncontrolled flow of oil, gas, water or other substance, as well as, the use or disposition of oil emulsion, oil base or chemically treated drilling fluids, contaminated cuttings or cavings, lost circulation and fish recovery materials and fluids save and except for any loss or damage caused by the negligence of the Contractor, the Contractor’s employees or subcontractors.

(c)	In the event a third party commits an act or omission which results in pollution or contamination for which either Contractor or Operator, for whom such party is performing work, is held to be legally liable, the responsibility therefore shall be considered, as between Contractor and Operator, to be the same as if the party for whom the work was performed had performed the same and all of the obligations respecting defence, indemnity, holding harmless and limitation of responsibility and liability, as set forth in (a) and (b) above, shall be specifically applied.

16.13	Consequential Damage: Neither party shall be liable, to the other for special indirect nor consequential damages resulting from or arising out of this Contract, including, without limitation, loss of profit or business interruptions, however same may be caused.

16.14	Termination of Location Liability: When Contractor has complied to the satisfaction of the Operator with all obligations (if any) of the Contract regarding restoration of Operator’s location, Operator shall thereafter be liable for damage to property, personal injury or death of any person which occurs as a result of conditions of the location and Contractor shall be relieved of such liability; provided, however, if Contractor shall subsequently re-enter upon the location for any reason, including removal of the Rig, any term of the Contract relating to such re-entry activity shall become applicable during such period.

16.15	Should the Operator elect to use an oil base mud or introduce into and maintain a mud system which contains in excess of 8 percent of oil, then the Operating Rate as set out in Item 1 of Schedule B shall be increased by 8 percent. Operator shall be responsible for the cost of replacement of elastomers damaged as a result of the use of such oil.

16.16	Should the Operator elect to use air or air/mist or air/foam then the Rig day rates set out in Item 1 of Schedule B shall be increased by a factor to be agreed between the Contractor and Operator. The cost or repair or replacement of equipment damaged during the course of such operation shall be at the Operator’s expense.

16.17	The Operator shall observe drill stem design operating limits and recommended practices contained in API Bulletin RP7G. Should the Operator elect to exceed these limits or depart from these practices, the Operator shall be responsible for loss or damage to the drill stem and shall compensate the Contractor accordingly.

17	INDEPENDENT CONTRACTOR RELATIONSHIP

17.1

Contractor shall be an independent contractor with respect to performance of all work hereunder and neither Contractor nor anyone employed by Contractor shall be deemed for any purpose to be the employee, agent, servant or representative of Operator in the

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performance of any work or service or any part thereof in any manner dealt with hereunder.

17.2	The actual performance and superintendence of all work hereunder shall be by Contractor but Operator’s Designated Field Representative and his staff designated in Item 13 of Schedule A hereto shall have unlimited access to the site of any well to determine whether work is being performed by Contractor in accordance with Operator’s reasonable directions and with all the provisions of this Contract and Schedule A. Such Designated Field Representative shall be empowered to act for Operator in all matters relating to Contractor’s performance of the work being undertaken.

17.3	The Contractor agrees that the Operator’s Designated Field Representative shall not be under any personal liability to the Contractor for anything done or omitted to be done in the exercise of the functions of the Operator’s Designated Field Representative (as the case may be).

17.4	Contractor shall comply with all instructions of Operator consistent with the provisions of this Contract including without limitation drilling well control and safety instructions. Such instructions shall, if Contractor so requires, be confirmed in writing by the Designated Field Representative of Operator. However, Operator shall not issue any instructions that would be inconsistent with good oilfield practices and Contractor’s rules policies or procedures pertaining to the safety of its personnel equipment or the Drilling Rig.

17.5	Operator acknowledges that the Contractor has a drug and alcohol policy to keep the well site and all personnel working at the well site drug and alcohol free. Operator shall ensure that all Operator personnel and other contractors under the Operator’s control shall comply with this policy.

18	LAWS RULES AND REGULATIONS

Contractor and Operator respectively agree to comply with all laws rules and regulations of the Commonwealth, the State of South Australia and any such other Governmental Authority that may have jurisdiction in the relevant area of operations that are now or may become applicable to operations covered by this Contract or arising out of performance of such operations, including the Regulations and Practices.

19	FORCE MAJEURE

19.1

Neither Operator nor Contractor shall be liable to the other for any delays or damage or any failure to act due, occasioned or caused by reason of any laws, rules, regulations or orders promulgated by any Federal, State, or Local government body of the rules, regulations, or orders of any public body or official purporting to exercise authority or control respecting the operations covered hereby, including the procurance or use of tools and equipment or due occasioned or caused by strikes, action of the elements, water conditions, inability to obtain fuel or other critical materials, or other causes beyond the control of the party affected thereby. In the event that either party hereto is rendered unable, wholly or in part, by any of these causes to carry out its obligation under this Contract, it is agreed that such party shall

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give 5 days notice and details of Force Majeure in writing to the other party as promptly as possible after its occurrence. In such cases, the obligations of the party giving the notice shall be suspended during the continuance of any inability so caused. Notwithstanding any such suspension the Operator shall remain obliged to pay the Contractor the appropriate rate specified in Item 3 of Schedule B.

19.2	Operator shall be liable for costs incurred in transporting Contractor’s personnel from and to the site if Contractor and Operator both consider that necessary as a result of the suspension of operations under Clause 19.1.

19.3	The party to the Contract whose performance or fulfilment of its obligations under this Contract is hindered or prevented by reason of Force Majeure shall use its best endeavours to put itself as soon as possible in a position to perform or fulfil such obligations.

20	INFORMATION CONFIDENTIAL

All information obtained by Contractor in the conduct of drilling operations on any well drilled pursuant to this Contract including but not limited to formations penetrated and the results of coring, testing and surveying shall be considered confidential and shall not be divulged by Contractor to any person, firm or corporation other than Operator or Operator’s Designated Field Representative.

21	INGRESS AND EGRESS TO LOCATION AND SOUND LOCATION

21.1	Operator shall secure to Contractor rights of ingress and egress to and from the site on which any well is to be drilled pursuant to this Contract. Operator shall advise Contractor of any limitations or restrictions affecting ingress and egress and Contractor shall abide by and shall have its servants, agents, employees and subcontractors abide by such limitations or restrictions. Should Contractor be denied free access to any site for any reason not within the control of Contractor time lost by such denial shall be paid for by Operator at an applicable rate in keeping with the stage of operations at the time.

21.2	Operator shall prepare and maintain drilling locations with inter-alia access roads, drainage, water supply and adequate space so as to enable Contractor to install and operate properly the Drilling Rig at the drilling locations.

21.3	Operator agrees at all times to maintain the road and location in such a condition as will give free access and movement to and from the drilling site to an ordinarily equipped highway type vehicle. If Contractor is required to use bulldozers tractors four-wheel drive vehicles or any other specialised transportation equipment for the movement of personnel supplies machinery or equipment over access roads or on the drilling location Operator shall furnish the same at its expense without cost to Contractor.

21.4	Operator shall prepare a sound location capable of properly supporting the Drilling Rig and shall be responsible for a conductor pipe program adequate to prevent soil and sub-soil wash out. It is recognised that Operator has superior knowledge of the location and access routes to the location and must advise Contractor of any subsurface conditions or obstructions (including but not limited to mines caverns sink holes streams pipelines power lines and telephone lines) which Contractor might encounter while en route to the location or during operations hereunder.

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21.5	If subsurface conditions cause a cratering or shifting of the location surface and loss or damage to the Rig its associated equipment or personnel results there from Operator shall without regard to any other provisions of this Contract reimburse contractor to the extent not covered by contractor’s insurance for all such loss or damage including payment of applicable rates as specified in Item 4 of Schedule B hereto during repair or demobilisation of the Drilling Rig if applicable and in such event the provisions of Clause 6.9 regarding reduction of the Repair Rate payable hereunder after expiry of a specified period of repair time shall not be applicable.

22	CONFLICTS AND WAIVERS

22.1	This Contract supersedes and replaces any prior oral or written agreement undertakings covenants representations warranties and communications heretofore made between or given by the parties hereto. If there is any conflict between the provisions hereof and any papers or documents other than Schedules A to H which may have been executed by or passed between the parties hereto in connection with the subject matter hereof the provisions hereof shall prevail. If there is any conflict between the provisions hereof and those of Schedule E the provisions of Schedule E shall prevail.

22.2	It is fully understood and agreed that none of the requirements of this Contract shall be considered as waived by either party unless the same is done in writing and then only by the persons executing this Contract or other duly authorised agent or representative of the party.

22.3	The terms and conditions of this Contract may be amended at any time by both parties hereto executing an agreement in writing effecting such amendment and not otherwise.

23	ADJUSTMENT

All rates listed in Schedule B will remain firm for the duration of the Contract with the exception of the following two (2) items:

(a)	If by reason of any statute or regulation or any award determination (specifically the Oil Drilling Worker’s (Onshore) Award) whereby the costs to the Contractor for labour supplied are increased or decreased during the period of this Contract, the daily rates specified in Schedule B shall be adjusted in accordance with such increase or decrease as may be applicable to the labour increases.

The base daily personnel rates for this calculation shall be as supplied and detailed in Schedule B.

(b)	The delivered cost of fuel for use on the Rig and in the camp.

The Contractor shall nominate in Schedule B the delivered cost of fuel delivered to site and included in the relevant rates.

For any variation (increase or decrease) in the cost of fuel delivered to the well site during the duration of the Contract (expressed in cents per litre) the Contractor shall submit documentation of purchase on a monthly basis and Operator shall adjust the relevant invoices (increase or decrease) accordingly.

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24	DISPUTE RESOLUTION

24.1	Any dispute under this Agreement shall be resolved in accordance with this Clause 24 and either party may give to the other party to the Dispute a notice in writing (“Dispute Notice”) specifying the Dispute and requiring that it be dealt with in the manner set out in this Clause 24.

24.2	Within 7 days of the service of a Dispute Notice, the Dispute, the subject of that notice, shall be referred to a senior executive of the Contractor and a senior executive of the Operator for resolution. Failing such resolution within 14 days of Service of the Dispute Notice, the relevant Dispute may with the agreement of both parties be referred for resolution by:

(24.2.1)	mediation in accordance with Clause 24.3; or, failing such agreement,

(24.2.2)	determination before the courts of the State of South Australia and any courts which have jurisdiction to hear appeals from those courts.

24.3	Where the parties require any Dispute to be referred to mediation then the mediation shall be conducted either in Adelaide or in Hobart by a mediator agreed upon between the parties and failing agreement upon a mediator within 14 days after the date of agreement of the parties to the appointment of a mediator, then to a mediator appointed by the President of the Institute of Arbitrators and Mediators on the application of the parties.

25	INDUSTRIAL RELATIONS

Contractor shall observe the provision of all laws regulations and industrial awards relating to its employees and shall keep Operator informed of all industrial disputes either potential or in progress which affect or may affect the operation of the Rig or the performance of this Contract.

26	ASSIGNMENT

Except in the case of an assignment by the Operator in the event of a transfer of operatorship under the relevant Joint Venture documents, neither party may assign this Contract without the prior written consent of the other, and prompt notice of any such intent to assign shall be given to the other party. In the event of such assignment, the assigning party shall remain liable to the other party as a guarantor or the performance by the assignee of the terms of this Contract. If any assignment is made that materially alters Contractor’s financial burden, Contractor’s compensation shall be adjusted to give effect to any increase or decrease in Contractor’s operating costs.

27	NOTICES

Any notice to be given hereunder shall be deemed to have been properly given and delivered to the party to which it was directed if it is delivered in person or sent by prepaid registered post or facsimile to such party at the appropriate address stated in Schedule A or to such other person and or address as such party or its designated representative may hereafter notify to the other party in writing. If any notice is given by prepaid registered post such notice shall not be effective until three (3) days after it has been mailed. If any notice is given by facsimile it shall be effective 24 hours from the time such notice is given.

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28	GST

28.1	Definitions

In this Clause and in this Contract where the context demands:

Recipient means the party receiving a taxable supply;

Supplier means the party making a taxable supply;

The expressions GST, supply, tax invoice and taxable supply have the same meanings as in the GST Law.

28.2	GST Exclusive

Unless otherwise provided for in this document, any amount payable pursuant to this document is expressed exclusive of GST.

28.3	Payment of GST

If a supply made pursuant to this document is a taxable supply, the recipient shall pay to the supplier in accordance with the payment terms agreed, any GST payable on that supply in addition to any other amount that may be payable by the recipient to the supplier for that supply.

28.4	Payment of GST

Notwithstanding Clause 27.3 or any other term of the document, the recipient is under no obligation to make any payment whatsoever to the supplier unless the supplier has provided to the recipient a tax invoice in the form prescribed by GST Law.

29	COSTS GENERALLY

Each party must bear and is responsible for its own costs in connection with the negotiation, preparation and execution of this document.

30	GOVERNING LAW

This Contract shall be construed under, and matters arising out of this Contract shall be dealt with in accordance with the laws of the State of South Australia and the Courts of South Australia shall have non-exclusive jurisdiction over disputes arising hereunder.

31	SEVERABILITY

If any one provision or group of provisions in this Contract shall be held to be invalid, void or of no effect for any reason whatsoever, such holding shall not be deemed to affect the validity of the

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remaining provisions of this Contract which can be given effect without the invalid provision, and the provisions of this Contract are declared to be severable.

32	COUNTERPARTS AND MULTIPLE ORIGINALS

This document may be executed in any number of counterparts and all of those counterparts taken together will be deemed to constitute the same document.

IN WITNESS whereof the parties hereto have executed this Contract on the date set out above.

Signed for and on behalf of
Great South Land Minerals Limited	By: Dr. Clive F. Burrett
(OPERATOR)
Title: Managing Director

Witness:

Signed for and on behalf of
Hunt Energy & Mineral Co-Australia Pty. Ltd.	By: Mr. Larry Werecky

(CONTRACTOR)	Title: Managing Director

Witness:

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Attachments to: ONSHORE DAYWORK DRILLING CONTRACT

Between:	Great South Land Minerals Limited (“Operator”) and Hunt Energy & Mineral Co. - Australia Pty. Ltd. (“Contractor”)

SCHEDULES ATTACHED TO DRILLING CONTRACT

Between:	Great South Land Minerals Limited (“Operator”) and Hunt Energy & Mineral Co. - Australia Pty. Ltd. (“Contractor”)

A	WELL SPECIFICATIONS

B	RATES PAYABLE TO CONTRACTOR

C	RIG & EQUIPMENT TO BE FURNISHED BY CONTRACTOR

D	PERSONNEL TO BE SUPPLIED BY CONTRACTOR

E	LABOUR, MATERIALS & SERVICES TO BE PROVIDED AT THE WELLSITE(S)

F	THIS SCHEDULE LEFT BLANK INTENTIONALLY

G	DRILLING TOOLS INSPECTION

H	DEPRECIATION SCHEDULE

I	OCCUPATIONAL HEALTH & SAFETY POLICY

J	ENVIRONMENT POLICY

K	MAP OF OPERATING AREA

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SCHEDULE A

WELL SPECIFICATIONS

1.	NAME, PERMITS & OPERATOR OF WELL(S)

The Operator plans to drill a minimum of 8 firm wells, potentially comprised of Bracknell #1, Bellevue #1, Butler’s Rise #1, Thunderbolt # 1, Interlaken #1, Quamby #1, Fairfield #1, Westwood #1.

2.	COMMENCEMENT DATE

It is the intent of the Operator to drill the 8 firm wells in a continuous drilling program in 2008 and this Contract shall take effect from on or about 14 December 2007 or on a date mutually agreed between the Operator and the Contractor.

3.	DEPTH

Subject to the right of Operator to abandon any well or to have any well completed at a lesser depth, Contractor agrees to drill wells to Contract depths of up to 2,300 metres with 41/2” D.P. and depths of up to 3,500 metres with 3 1.2” D.P. and slim hole assembly.

At Operator’s request Contractor agrees to drill to a depth greater than the Contract depth if it is mutually agreed the equipment at the well site is capable of drilling to such a depth.

4.	DRILLING EQUIPMENT TO BE SUPPLIED

Refer to Schedule C.            Phone system

5.	PERSONNEL TO BE SUPPLIED

Refer to Schedule D

6.	CASING AND CEMENTING PROGRAMME (for 8 wells as per operators program)

Depth Metres(feet)	Hole Size (inches)	Casing Size (inches)	Casing Wt lb/ft	Comment
1500 metres	8.5	7ínch	23lb

Depth Metres(feet)	Hole Size2 (inches)	Casing Size (inches)	Casing Wt lb/ft	Comment
1500 metres	8.5	7inch	23lb

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7.	MUD PROGRAMME

As per Operator’s programme.

8.	STRAIGHT HOLE SPECIFICATIONS

As per Operator’s programme.            Totco surveys

SCHEDULE A (continued)

9.	PROPOSED CORING PROGRAMME

As directed by Operator.

10.	PROPOSED WIRELINE SURVEYS

As directed by Operator.

11.	BOP PRESSURE TESTS

As directed by Operator and in accordance with Contractors/Operators BOP Pressure Testing Procedures. Test BOP’s on nipple up and then every 14 days.

12.	PROPOSED FORMATION FLUID PRODUCTION TESTS

As directed by Operator. Open hole DST’s both conventional off-bottom and inflate straddle

13.	DESIGNATED FIELD REPRESENTATIVES

Operator:	To be notified
Contractor:	To be notified

14.	OPERATOR’S ADDRESS

Great South Land Minerals Limited
Level 3, 65 Murray Street,
Hobart Tasmania 7000
Telephone: 03 6231 9339
Facsimile: 03 6231 9625

Attention: Managing Director

15.	CONTRACTOR’S ADDRESS

Hunt Energy & Mineral Co.-Australia Pty Ltd
ABN 52 075 814 390
15 Scarborough Way, Lonsdale, SA 5160
Telephone:	08 8322 7511
Facsimile:	08 8322 7533

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Attention:	Managing Director

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SCHEDULE B

RATES PAYABLE TO CONTRACTOR

CLARIFICATIONS

Rates applicable to this Contract shall remain fixed for the first six (6) months, and thereafter subject only to changes mutually agreed between the Operator and Contractor.

All rates are exclusive of GST.

1.	Operating Rate –

For all work performed on a day work basis Contractor shall be paid a rate for each twenty four (24) hour day.

Operating Rate will be payable when the following operations are performed:

Drilling

Coring

Reaming

Tripping

Circulating mud

Conditioning mud

Drill stem testing

All fishing operations

Working stuck drill pipe

Backing off drill pipe or drill collars

Picking up and laying down drill pipe and/or drill collars and/or reamers and/or stabilisers, etc.

Picking up or laying down core barrel

Picking up or laying down DST tools

Cutting and slipping drilling line

Servicing rig

Changing bits or other drilling tools

Pressure testing BOP equipment including choke manifold, kill and choke lines

Picking up or laying down tubing

Running casing

Production testing operations with Operator’s equipment

Waiting on cement to set

Waiting on orders

Logging

A full drilling crew shall consist of the personnel specified in Schedule D.

For each man a crew is short, Contractor’s Operating Rate and the Standby With Crew Rate shall be reduced by the daily pay rate for each man short.

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SCHEDULE B (continued)

2.	Standby With Crew Rate

The Standby With Crew Rate will be payable during periods when Operator at its sole and reasonable discretion, elects to temporarily postpone the performance of the Services and wishes to keep the Contractor available to recommence the Services at short notice. There will be no prior notice required to place the Contractor on Standby With Crew Rates, and the minimum period of Standby With Crew Rates shall be one (1) hour.

2 (a) Standby Due To Waiting on Trucks/Transportation – as for Standby with Crew

When waiting on trucking is beyond the control of the contractor.

2 (b) Standby Due To Weather – as for Standby with Crew

The Standby Due To Weather Rate shall be payable during periods of Turnkey Rig Moves ( refer Schedule B 11.8 ) when the Contractor is unable to commence or complete a Rig move due to either road closures by designated authorities or when weather conditions prevent access or egress from the location(s). Payment shall cease in either of the following situations:

•	when both Operator and Contractor agree road conditions are suitable to allow recommencement of activities

OR

•	when both parties agree that conditions dictate that either Standby Without Crew or Force Majeure conditions apply.

3.	Standby Without Crew Rate

Standby Without Crew Rate shall be payable during periods when the Operator elects due to weather or other circumstances to retain the Rig on Contract. Contractor will require a minimum of 24 hr notification. The cost of mobilizing the Crew in and out of the location will be at Operator’s cost.

4.	Repair Rate

The Repair Rate will be payable during periods that the Rig is not operating and the Contractor is conducting repairs on the Rig up to 8 hours. If the period to carry out repairs upon the Rig totals more than 8 hours for any one occurrence or twenty four (24) hours cumulatively per calendar month, any payments to the Contractor will be limited to the Camp Rate detailed below at Item 6.

Daily rig greasing and lubricating time shall not be classified as ‘repair and maintenance’ and time taken for up to one (1) hour per day Contractor will be reimbursed for time taken to grease and lubricate at the rate prevailing at the time these services are performed.

During periods of repair in excess of twenty four (24) hours, payments for third party equipment rented by Contractor on behalf of Operator shall continue until Operator advises release of equipment.

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SCHEDULE B (continued)

5.	Camp Rates

Camp rates shall be payable to the Contractor as per 12.5 of Schedule B for the provision of camp amenities, messing and accommodation for the Contractor’s employees, servants and agents or equivalent.

Camp amenities, accommodation and messing facilities shall also be provided without charge for up to eight (8) of Operator’s employees or Operator’s sub-contractors involved in the performance of services on the Rig.

Camp Rates shall be payable during periods when the Rig is under repair for periods of more than eight (8) hours for any one occurrence or twenty four (24) hours cumulatively per 28 day period. If repairs exceed more than 48 hours in a 28 day period, ongoing payment of Camp Rates will be reviewed and mutually agreed.

6.	Mobilisation

If the Rig is not moved to the first well under a formula Rig move, a Mobilisation Fee will be payable to the Contractor. The fee will cover all costs to mobilise rig, camp, personnel and equipment to the first well site and be rigged up, ready to spud. The Mobilisation Fee is detailed in Schedule B 12.6. The operator will pre-pay the mobilisation fee prior to commencement of rig mobilization.

7.	Demobilisation

On completion of the program the demobilisation fee payable shall be in accordance with the formula rig move rates quoted in Schedule B 12.7. The demobilization cost will be placed in a mutually agreed escrow account for the duration of the contract.

8.	Rig Moves

Day Rate Basis

The Operator may choose to move the Rig and camp on a day rate basis. In this situation, the Contractor will be paid at the rate of Standby with Crew from Rig Release of the previous well until spud of the next well. The Operator will be responsible for the payment of all trucking and other equipment hire costs as may be required to facilitate the move. The Operator will have the option to request the Contractor to organise the trucking and hire equipment services on its behalf.

Operator shall secure to the Contractor rights of ingress and egress to well sites and shall advise the Contractor of any limitations or restrictions. Should the Contractor be denied free access to any well site for any reason not within the control of the Contractor, including weather delays, time lost by such denial shall be paid at the applicable rate in keeping with the stage of operations at the time.

30	Onshore Drilling Contract

9.	Rounding of Time

For day work comprising less than an hour, the Contractor shall be paid the proper fractional part of the amount specified for an hour, rounded to the nearest half hour.

10.	Base Fuel Price

Contractor shall itemise the Base Fuel Price used as the basis of the Operating Rate. Base Fuel Price shall be delivered to site and inclusive of all State, Federal Taxes, etc.

For any price variation (increase or decrease) of the Base Fuel Price delivered to site during the duration of this Contract, the Contractor shall submit documentation and the Operator will adjust the relevant invoices (increase or decrease) accordingly. Refer to Schedule B 12. Rates Payable to Contractor

11.	Labour Rates

For any Federal award changes to the Oil Drilling Rig Workers Award (Onshore), which may apply during the term of this Contract, wages of persons employed under this Award shall be adjusted accordingly.

31	Onshore Drilling Contract

SCHEDULE B (continued)

12. Rates payable to Contractor
1. Operating Rig Rate (excl. camp)	$28,296.00	per 24 hour
2. Standby With Crew Rate	$24,566.00	per 24 hour
3. Standby Without Crew Rate	$8,554.00	per 24 hour
4. Rig Repair Rate	$1061.00	per hour
5. Camp Rate	$3,804.00	per day
6. Alternative Accommodation	T.B.A.
Operator allowance of 8 personnel per day.
Camp Rate shall apply 1 day prior to spud of first well.
Camp Rate shall apply 1 day after release of last well.
Additional meals	$25.50	each
Additional beds	$25.50	each
Additional meal rate shall apply for any meals above the 24 meals per day allowance.
Additional bed rate shall apply for any beds above the 8 beds per day allowance.
Additional transportation costs due to fuel surcharges or rate hikes will be passed on to Operator
6. Mobilisation	$400,000.00	plus transportation at cost
7. Demobilisation	$900,000.00
8. Interwell Move Rate( transport at cost plus $24,566.00/per day rate)
9. Forklift Usage	$150.00	per hour
10. Fuel	$1.00	per litre

32	Onshore Drilling Contract

SCHEDULE C

RIG & EQUIPMENT TO BE FURNISHED BY CONTRACTOR

HUNT ENERGY & MINERAL CO –AUSTRALIA PTY LTD

Rig # 3 - Drilling Equipment Specifications

DRAWWORKS:	TSM Model 6000 450HP Single Drum Drawworks Serial # 1018, Powered by 2 only Caterpillar 3306 Diesel Engines coupled to Allison TC475 Torque Converters & Twin Disc Low and High Drum Clutches
Foster model 27S Make up and 27B Breakout Catheads
Hoisting speeds 4 forward
Rotary speeds 2 forward
Lebus 1-1/8” Main Drum Grooving 8” x 38” brake drum

RIG CAPACITY:	Drilling Depth 2,300 mtrs with 4-1/2” D.P. Drilling Depth 3,500 mtrs with 3-1/2” D.P. and slim hole

SUBSTRUCTURE:	Tri-Rudd Industries, one piece unit construction, 12ft high, 14ft wide, 40ft long,
Drillers Dog House: 9ft wide x 16ft long with 4ft landing one end.
Toolhouse:11ft wide x 10ft long on 40ft skid with water tank 500bbl.
Fold up landings, staircase and substructure access for rig moving.
Casing Capacity 280,000lbs
Setback Capacity 200,000lbs

DERRICK:	Tri Rudd Industries Adeco Model 105-13-4-420, Clear height 105ft, leg spread 13ft 4”, GNC 420,000lbs

CROWN BLOCK:	Troy 4 cluster 36” sheaves plus one 36” fastline sheave all grooved for 1-1/8” drilling line

CROWN-O-MATIC:	NL Shaffer crown saver

TRAVELLING BLOCK:	Sowa 150 ton with Web Wilson Hydra Hook, 4 x 36” sheaves grooved for 1-1/8” drilling line

33	Onshore Drilling Contract

AUXILIARY BRAKE:	TSM-22 Single Hydromatic

FLOOR WINCH:	Pullmaster Model H7A Hydraulic winch

ROTARY SWIVEL:	Tri-Service Machine Model TSM-150 Swivel 150 ton rating @ 100RPM

ROTARY TABLE:	Gardner Denver 17-1/2” c/w Varco 4KRVS 4-1/4” Square drive & TSM split Master Bushing

RIG LIGHTING:	Explosion proof fluorescent & high pressure sodium

MUD PUMP #1	TSM 500 Duplex 7-1/2” x 16” slush pump powered by Caterpillar 3412 engine with 18” Fawick clutch, Barber Rig Saver 58” 10 groove 8 vee belt drive equipped with 2” Oteco pop off valve, Oteco Type 4 Mud Pressure Gauge, Pump Mates 450-60 Pulsation Dampener and 10” Suction line mounted on 12ft x 33ft steel skid.

MUD PUMP #2	TSM 500 Duplex 7-1/2” x 16” slush pump powered by Caterpillar 3412 engine with 18” Fawick clutch, Barber Rig Saver 58” 10 groove 8 vee belt drive equipped with Oteco 2” pop off valve, Oteco Type 4 Mud Pressure Gauge, Hydril K-10 Pulsation Dampener & 10” suction line mounted on 12ft x 33 ft steel skid.

MUD MIXING PUMPS (2)	Harrisburg 5 x 6 Centrifugal pumps powered with 50hp electric motors each manifolded together to run desilter and or desander.

STANDPIPE:	Standpipe Manifold - 4” x 3000lb fitted with Demco 4” Gate Valves, Martin Decker E-17-152 Pressure Sensator & Oteco Model 7 Pressure Gauge, 1 x 5000psi WP kelly hose

MUD SYSTEM:	Rudd & Hodgson fabricated 420bbl Single tank 5 compartment system s/n RHI-26-4383

MUD HOPPER:	Harrisburg

WATER PUMPS (2):	Harrisburg 2 x 2 Centrifugal pumps powered with 10hp electric motor

SHALE SHAKER:	DFE SCR-01 Linear Motion

34	Onshore Drilling Contract

DEGASSER:	Vertical Type Poor Boy Gas Separator

AGITATOR:	Lightnin Model 72Q7.5 c/w EXP Motor

DESILTER:	Tri-Flo 4” x 8 cone

DESANDER:	Chimo 160mm x 4 cone

BLOWOUT PREVENTORS:	Ram BOP

(2) Shaffer single gate 11” 3000 LWS
Ram Sizes - 2-7/8”, 4-1/2”, 5” & 7”

Annular BOP

Shaffer 11” 3000 Annular s/n 3632

ACCUMULATOR:	Ross Hill Model C180-IE20-2AG, 7 bottles with T315-10-3 electric powered triplex pump, GU2KB4B ‘G’ series manifold, Air actuated operator master control panel, Nitrogen emergency backup.

CHOKE MANIFOLD:	3” 3,000# complete with - 2 only 3” & 9 only 2” 3000 # API flanged standard trim gate valves. 1 only CIW 3-1/8” 5000 HCR Valve c/- H2S Trim.

KILL LINE:	2 only 2” - 3000psi Wood Group M25 Adjustable Chokes.

INSTRUMENTATION:	Martin Decker 7 Pen Recorder with Air Retrieve
Martin Decker Type ‘AA15’ Clipper Weight Indicator
Totco 0-3000psi Pump Pressure Gauges
Totco Tong Line Pull Gauges
Totco Rotary Torque Gauge

MUD MONITORING:	AOI-300 Series Flow Indicator System
AOI Digital Read Out Stroke Counters
AOI 1000 Series Pneumatic Mud Monitoring System

SURVEY UNIT:	0-8 degree Totco Unit

WIRELINE UNIT:	Model 5 Hydraulic Wireline Unit with Charlyn Orbit Power Hydraulic pump
Capacity : (0.92 x 10,000 ft)

KELLY:	1 only 4-1/4” x 41’ Varco Square drive

35	Onshore Drilling Contract

UPPER KELLY VALVE:	M&M Upper Kelly Cock 6-5/8” Regular LH Pin/Box Connections 10,000psi test

LOWER KELLY VALVE:	M and M. 4-1/4” x 10,000 (4”IF Pin/Box) Canister type Lower Kelly Cock.

STABBING VALVE:	Gray 63021 (4”IF) c/w rod and deflector.

DRILL PIPE:	4-1/2” Grade ‘E’ 16.6lb/ft Range 2 Drill Pipe with 4” if connections
6 each 4-1/2” HWDP

DRILL COLLARS:	3 each 8” Spiral Drill Collar
26 each 6-1/2” Spiral / Slick 4” if Drill Collar

FISHING TOOLS:	As required to fish Contractors string

HANDLING TOOLS:	Elevators:

1 set 7” Centre Latch Casing Elevators
1 set 7” Side Door Casing Elevators
1 set 9-5/8” Centre Latch Casing Elevators
1 set 9-5/8” Side Door Casing Elevators
1 set 13-3/8 Casing Elevators
2 sets 4-1/2” Drill Pipe Elevators

Slips:

2 set 4-1/2” - Drill Pipe
1 set 5-1/2” - 7” Drill Collar
1 ser DCS-S 4-3/4” Drill Collar
1 set DCS-L 8” Drill Collar
1 set Varco 9-5/8” Casing Slips

Safety Clamp:

1 only Varco MPR

Main Floor Rotary Tongs

1 set (2) Drill pipe tongs c/w jaws 3-1/2” - 10-3/4”

SUBS:	Bit Subs:

1 x 6-5/8” regular box x 4” I.F. box bored for float
1 x 4-1/2” regular box x 4” I.F. box bored for float

X-Over Subs:

36	Onshore Drilling Contract

6-5/8” Reg. Pin x 4” If Box. X-over
4-1/2” Reg. x 6-5/8” Reg. (Double Pin)
2 x 4” IF Box x 4” FH Pin
4” FH Box x 4” IF Pin

Saver Subs:

4” IF Pin/Box (3-1/2 ft)
4” If Pin/Box (12”)
4” If Pin/Box (2-1/2 Ft)

Pickup Subs:

10 x 6-1/2” OD x 4-1/2” OD x 42” long 4” I.F.

PIPE SPINNER:	Greyspin Hydraulic pipe spinner

KELLY SPINNER:	Foster Model # 77

CASING TONG:	Universe Model 01B13E 13-3/8” Tong assembly c/w 13-3/8”, 9-5/8” 7” & 5-1/2” jaws

CASING / TUBING DRIFTS:	as required

CUP TESTER:	9-5/8” Casing cup tester

WIRELINE UNIT:	TSM Hydraulic

WELDING EQUIPMENT:	1 x Miller Model SRH-333 Electric Welder 1 x Lincoln AS-400-50 Diesel Powered Electric Welder.
1 x BOC Oxy/Acet Cutting / Welding set

AIR COMPRESSORS (2)	Le roy model 550 compressors

AC GENERATOR:	2 x Caterpillar 3406 Diesel Engines coupled to Brown Boveri Model 523R alternators, 219kva, 60HZ, Mounted in Rudd & Hodgson fabricated steel building

FUEL TANK:	4000gal

PIPE RACKS:	4 sets

CATWALKS:	2 x 30 ft

37	Onshore Drilling Contract

MUD LAB:	Baroid Mud Laboratory Kit

MUD SAVER:	1 x Oteco MG-602 Mud Saver

MOUSE / RAT HOLE DIGGER:	TSM manufactured

CELLAR PUMP:	Cellar Jet

WATER PUMP:	2 only 3” x 2” Portable Pumps

RIG VEHICLES:	1 X Toyota Troop Carrier
1 X Toyota Tray Top Ute
1 X Caterpillar 966 Loader

RIG ACCOMODATION:	Rig Manager’s Accommodation - 1 only Transportable unit 40’ x 9’ x 9’ c/w Sleeping quarters, Ablution facilities & two separate offices.

Drilling Supervisor’s Accommodation - 1 only Transportable unit 40’ x 9’x 9’ c/w Sleeping quarters, Ablution facilities & two separate offices.

FIRE EXTINGUISHER:	Certified Units located in strategic positions in and around Rig and Camp.

RIG COMMUNICATION:	Westinghouse Satellite Telephone (Optus) Sharp FO-355 fax machine
CDMA Mobile Phone

38	Onshore Drilling Contract

CAMP

GENERATOR:	1 only Camp Generator House (fully sound proofed)
( 12.0 x 3.0m Skid Mounted)
c/w 14,000litre capacity water tank -Davey Water Pump
2 only Onan Generator sets 100KVA
Fuel tank capacity 7000lts

SLEEPING UNITS:	1 only (14.4 x 3.0m skid mounted) 6 person Bunkhouse c/w Built in wardrobes, table, beds and bedding.
2 only (14.4 x 3.0m skid mounted) 10 person Bunkhouse c/w Built in wardrobes, table, beds and bedding.

KITCHEN-DINING:	1 only Kitchen/Diner/Coolroom/Freezer Unit (14.4 x 3.0m skid mounted) Built-in combined freezer/chiller unit c/w Commercial Kitchen, Range/Oven, Microwave, Deep fryer, Mixer/Blender, Bain Marie, fixed tables, chairs and all necessary utensils.

RECREATION:	1 x Recreation Room / Clinic Unit
(14.4 x 3.0m Skid Mounted) c/w television, video & lounge chairs
1 x First Aid Room

ABLUTION:	1 x Ablution / Laundry / Store Unit
(14.0 x 3.0m Skid Mounted) c/w 315litre hot water unit, 4 x toilet bays and 5 shower bays.
Laundry c/w 2 x washing machines & 2 x dryers
Storage area with built in shelving

39	Onshore Drilling Contract

SCHEDULE D

PERSONNEL TO BE SUPPLIED BY THE CONTRACTOR

Drilling Crew

Rates quoted are based on the Contractor providing a full tour drilling crew on the Rig 24 hours per day. A full tour drilling crew shall consist of five (5) persons, as indicated below:

1	only	Rig Manager
1	only	Driller*
1	only	Mechanic
1	only	Electrician
1	only	Derrickhand*
1	only	Lead Floorhand*
2	only	Floorhand*
1	only	Leasehand**
1	only	HSET Officer

Persons indicated with an asterisk* will comprise a full crew working a 12 hour shift. Alternates will be on site with a further crew on break.

The Rig Mechanic will at all times be available on 24 hour call.

Basic welding skills are to be available on site – if pressure welding is required by the Operator, the Contractor to supply at the Operator’s expense.

The Electrician will be available as required.

For each person the above complement is short, the Operating Rate, Standby With Crew Rate or Repair Rate, effective at the time will be reduced by the daily rate of pay for each position as detailed in the rates Schedule B.

Camp Crew

2 only	Cooks

2 only	Camp Attendants

40	Onshore Drilling Contract

SCHEDULE E

LABOUR, EQUIPMENT AND SERVICES TO BE PROVIDED AT THE WELLSITE (S)

CONTRACTOR	= C
OPERATOR	= O

		Provided By	Expense Of
(1)	Complete drilling Rig, as set out in Schedule C, capable of drilling to 2300 metres to carry out Operator’s programme.	C	C
(2)	All personnel and supervision necessary to operate the drilling Rig as set out in Schedule D.	C	C
(3)	All transportation equipment for the Contractor’s personnel.	C	C
(4)	(a) Rat-hole & mouse-hole drilling for a maximum 8 hours.	C/O	O
	(b) Rat-hole & mouse-hole drilling in excess of 8 hours.	C/O	O
(5)	(a) Conductor pipe supply	O	O
	(b) Conductor pipe –Drill, run & cement	O	O
	(c) Conductor cement	O	O
(6)	(a) Flow pipes and risers	C	C
	(b) Flare Line.	C	C
	(c) 1” Stinger 4 x 20 ft lengths	C/O	O
(7)	Rig foundations – wooden mats	C	C
(8)	(a) Electric supply for Rig and well-site buildings (240 volts 50 cycle single phase 7.5KVA)	C	C
	(b) light fixtures and bulbs (rig and camp only)	C	C
(9)	(a) Fuel storage	C	C
	(b) Maintaining fuel supply	C	C
	(c) Trucking to maintain fuel supply	C	C
(10)	Mud storage in addition to suction pits. (if req.)	O	O
(11)	Cleaning Solvents	C	C
(12)	Soft rope, rags, etc.	C	C
(13)	Replacement and repair of Contractor’s down hole tools damaged as a result of fishing	C	O
(14)	Rig maintenance – (1/2 hour per 24 hour period)	C	O
(15)	Drill pipe wipers	C	C

41	Onshore Drilling Contract

		Provided By	Expense Of
(16)	(a) Casing and tubing tools (tongs, Casing spider, elevator and slips for 9.5/8”, 7”casing, 3 1/2”	C	C
	(b) Rod Handling Equipment	C/O	O
(17)	(a) Welding for rigging up prior to spud	C	C
	(b) Pressure welding (if req.)	C	O
(18)	Automatic Drilling Time Recorder	C	C
(19)	(a) Furnish and maintain adequate roadway to location, right-of-way, including rights of way for fuel and water lines, river crossings, highway crossings gates and cattle guards.	O	O
	(b) Stake location, clear and grade location, and provide turnaround including surfacing when necessary.	O	O
(20)	(a) Site preparation including digging of waste pit and grading location.	O	O
	(b) Construction of cellar including materials	O	O
(21)	Excavation, if necessary, for mud suction pit or tank	O	O
(22)	(a) Communication system for contractor’s use. (b) Communication system for operators’ use.	C C	C O
(23)	Clean up: (a) Contractor’s supplies and rubbish	C	C
	(b) Camp refuse	C	O
	(c) Sump, pits and site rehabilitation	O	O
	(d) Operators hard rubbish	O	O
(24)	All tubular goods, hangers, packers etc. in connection with formation testings and flow tests.	O	O
(25)	Casing, shoes, float collars, baskets, scratchers, centralisers and other permanent casing accessories.	O	O
(26)	Wellhead connections and all equipment to be installed in or on well or on the premises for use in connection will drilling, testing, completion and operation of well	O	O
(27)	(a) Cement	O	O
	(b) Cementing Pumping services.	O	O
(28)	Materials or service for any permanent installation which will remain part of well	O	O
(29)	Water storage pits (earthen).	O	O
(30)	(a) Rig water supply to within 100’ of cellar (includes Dam or Turkey’s Nest)	O	O
	(b) Potable camp water supply and delivery	O	O
(31)	(a) Incidental maintenance of water lines within 100’ of cellar	C	C
	(b) Water pit pump.	C	C

42	Onshore Drilling Contract

		Provided By	Expense Of
(32)	Water well pump, if necessary.	O	O
(33)	Water well pump, fuel.	C	O
(34)	Operations and incidental maintenance of water pump.	C	O
(35)	(a) Fuel, oil and grease for rig and associated equipment	C	C
	(b) Fuel, oil and grease for Contractor’s vehicles, including forklift.	C	C
(36)	Mud and Chemicals	O	O
(37)	Oil base, oil emulsion or crude oil.	O	O
(38)	Disposal of drilling fluid.	O	O
(39)	Lost circulation materials.	O	O
(40)	(a) Mud storage for special mud other than specified in well programmes.	O	O
	(b) Tarpaulin cover for mud stocks.(if required) (c) Inhibiter for drill string at end of well.	O	O
(41)	Casing or tubing thread lubricant.	O	O
(42)	(a) Transportation of Contractor’s drilling equipment and camp to site or between sites.	C	O
	(b) Demobilisation of Contractor’s drilling equipment and camp from the drilling site.	C	O
	(c) Additional mobilisation/demobilisation costs incurred due to wash down of equipment etc.	C	O
(43)	Road tax on haulage	C	C
(44)	(a) Stabilisers and reamer bodies.	O	O
	(b) Shock sub.	O	O
	(c) Replacement parts for above	O	O
(45)	Rotary bits.	O	O
(46)	(a) Diamond or conventional coring equipment.	O	O
	(b) Diamond or conventional core heads.	O	O
	(c) Replacement parts for coring equipment.	O	O
(47)	(a) Standard fishing tools for Contractors equipment	C	C
	(b) Special fishing tools and services	O	O
(48)	Formation testing, hydraulic fracturing, acidising and other related services	O	O
(49)	Test Tanks with pipe and fittings.	O	O
(50)	Separator with pipe and fitting	O	O
(51)	Labour to connect and disconnect test tanks and separator.	C/O	O
(52)	Labour to disconnect and clean test tanks and separator.	O	O
(53)	Gun or jet perforating services.	O	O
(54)	Explosives and shooting devices	O	O
(55)	Mud logging services	O	O
(56)	Sidewall coring service.	O	O

43	Onshore Drilling Contract

		Provided By	Expense Of
(57)	Crane for rigging-up and rigging-down, load out and unload.
	(a) Turnkey move. (b) Day Rate Move	C C/O	C O
(58)	Transportation of Contractor’s spares and maintenance parts for rig.	C	C
(59)	(a) Trucking of Operators materials to site	O	O
	(b) Use of Contractors forklift to unload materials and move around site.	C	C
	(c) Use of Contractors forklift offsite	C	O
(60)	(a) Adequate housing, messing facilities and amenities for Contractor’s drilling personnel while engaged on drilling, rigging-up and down, moving, unloading and loading operations.	C	C
	(b) Accommodation and messing for up to eight (8) Operator personnel/subcontractors during moving/rigging up/drilling operations.	C	C
	(c) Accommodation in excess of eight(8) persons	C/O	O
(61)	(a) Electric logging services.	O	O
	(b) Directional, calliper and other special services.	O	O
(62)	Swab rubbers, swab tubing and supplies (if and when considered necessary by Operator notice therefore to be given to Contractor).	O	O
(63)	Transport costs and repairs to tools rented by Contractor at Operator’s request.	C	O
(64)	Overtime paid to non-staff drilling personnel working in excess of 12 hours in any one day while engaged in cementing, running casing, lost circulation jobs, etc.	C	O
(65)	Welding service for welding bottom joints of casing, guide shoe, float shoe, float collar and in connection with landing casing.	C	C
(66)	Leave transportation - Contractor’s personnel.	C	C
(67)	Roustabout labour to handle Operator’s drilling supplies, materials and equipment, etc. on site provided such items can be handled by regular rig crew and equipment.	C	C
(68)	Provision of transport services to move Contractor’s personnel, spare parts and perishables.	C	C
(69)	Provision of transport service to move Operator’s personnel, spare parts, materials or equipment.	C/O	O
(70)	Corrosion rings.	C	O
(71)	Oxygen and hydrogen sulphide scavenging chemicals and equipment and tubulars.	O	O

44	Onshore Drilling Contract

		Provided By	Expense Of
(72)	Drill pipe and drill collar inspection in accordance with API RPG7 classification standards by an approved inspection service.
	(a) Prior to commencement of Contract, if required.	C	C
	(b) Thereafter at six monthly intervals.	C	O
	(c) More frequently than six months necessitated by operating conditions or if requested by Operator and at the end of the Contract.	C	O
	(d) Immediately in the event of three (3) drill-string failures.	C	C
(73)	Mud Engineer, if required (but Contractor will carry out routine mud testing and treatment).	O	O
(74)	Any geological services.	O	O
(75)	Directional drilling equipment and services.	O	O
(76)	(a) Any drill pipe and drill collars, kellies or subs in addition to those furnished by Contractor under Section 4(a) of Exhibit A, including required handling tools.	C	O
	(b) Pony Drill collar 6 1/2” x 10’ long	C	C
(77)	(a) Shaker Screens. 1 set up to 84 mesh (inclusive)	C	C
	(b) Additional screens finer than & including 84 mesh. ie, 110, 175, 210 or 250 mesh	C	O
(78)	Safety drill pipe plugs.	C	C
(79)	Medical Kit held on Rig Site locked and under management supervision by Rig Manager	C	C
(80)	Qualified First Aid person(s) as required to comply with relevant legislation	C	C
(81)	Blow-out Preventer Test Equipment
	(a) Cup Tester	C	C
	(b) Cup Tester Rubbers	C	O
(82)	Crossover Spools and Flanges for wellhead equipment	C	C
(83)	Torque gauges for drill collar make up and casing tongs	C	C
(84)	Flow pipe, risers & flare lines	C	C
(85)	(a) Pit Level Recorder	C	C
	(b) Flow shows	C	C
(86)	Daily cleaning service and regular linen/laundry service for engineer/geologist accommodation unit at well-site	C	C
(87)	(a) Camp Sewerage treatment system to a standard to conform to the requirement of SA Dept of Environment	C/O	O

45	Onshore Drilling Contract

		Provided By	Expense Of
(88)	Hard rubbish collection bin	O	O
(89)	Cement mix-water tank 360 bbl min.	C/O	O
(90)	Onsite accommodation for Operators Drilling Supervisor	C	C
(91)	Pressure Testing Unit	C	O
(92)	Drilling Jar	O	O
(93)	“Blue Box’s” for rig sewerage treatment	C	O
(94)	Satelite phone system for Coman & geologist	C	O

46	Onshore Drilling Contract

SCHEDULE F

This schedule has been left blank intentionally

47	Onshore Drilling Contract

SCHEDULE G

DRILLING TOOLS/EQUIPMENT INSPECTION

Contractor will schedule a mid year shutdown period to address all outstanding maintenance / repair issues.

Payment during this period shall be limited to the turnkey Rig move rate applicable at the time.

Contractor will provide evidence of recent inspections to the following equipment prior to commencing operations under the terms of this Contract.

Drill string

•	drill pipe

•	drill collars

•	hevi-wate drill pipe

•	substitutes / crossovers

•	kelly/bushings

•	fishing tools

Drilling Tools

•	BOPS

•	Drilling spools

•	Tongs

Slings and Lifting Equipment

•	slings

•	tong lines

•	links

•	hooks/blocks

•	swivel-

•	elevators

•	slips

Rig Components

•	brake bands

•	rotary table

48	Onshore Drilling Contract

SCHEDULE H

DEPRECIATION SCHEDULE

Lost-in-Hole Values

Item	Value at Commencement Date		Depreciation Rate for each 365 working days (% or years)
Drilling unit and surface drilling equipment	USD$	1,500,000.00	10%
Tubulures including :-
Drill Pipe 4 1/2” – unit cost	USD	3,500.00	25%
Drill pipe 3 1/2” – unit cost	USD	2,350.00	25%
Drill collars 6 1/2” – unit cost	USD	4,500.00	25%
Drill collars 8” – unit cost	USD	6000.00	25%
Hevi-wate drill pipe 4 1/2”– unit cost	USD$	3,100.00	25%
Drilling Jars – unit cost		N/A	N/A
Stabilizer 8 1/2”– unit cost		N/A	N/A
NBR 8 1/2”– unit cost		N/A	N/A
BOP’s	USD	140,000.00	15%
Mud Tanks	A$	320,000.00	15%
Light Vehicles	A$	48,000.00	30%
Camp	A$	750,000.00	20%

49	Onshore Drilling Contract

SCHEDULE I

OCCUPATIONAL, HEALTH, SAFETY & WELFARE POLICY

Contractor details of Safety Manuals/Operations Manuals/JSA Procedures and Work Procedures applicable to the area of operation supplied to the Operator by the Contractor to be read in conjunction with this Contract.

HUNT ENERGY & MINERAL CO. AUST PTY LTD

OCCUPATIONAL HEALTH & SAFETY POLICY

Hunt Energy will provide a safe working environment for all employees through commitment to a systems approach in safety management at all sites & facilities under its control. In particular, the organisation will provide:

•	Policies and procedures that clearly define the company safety doctrine.

•	Plant & equipment in safe working condition.

•	Induction & training to educate all new employees on their responsibilities under the relevant state OH&S Act & Regulations.

•	Supervision & instruction to ensure that all work is completed safely.

Hunt Energy believes that all work injuries are preventable and will strive to eliminate the hazards that cause them. Through an ongoing process of Risk Assessment the company will endeavour to reduce the potential for harm to its employees, contractors & visitors, and use the hierarchy of control in hazard management to achieve the best possible outcome.

While striving to achieve an accident free workplace, it is Company policy that any incidents or accidents that do occur, must be reported immediately, and appropriate action taken to prevent a recurrence.

Management will actively demonstrate their commitment to safety through support of safety awareness initiatives promoting consultation & communication on safety issues through all levels of the organisation.

Hunt Energy understands that a positive safety culture is a core value for the achievement of sound business practice and to maintain a continuous improvement strategy.

50	Onshore Drilling Contract

SCHEDULE J

ENVIRONMENT POLICY

Contractor policies and procedures supplied to the Operator by the Contractor relating to environmental matters to be read in conjunction with this Contract.

HUNT ENERGY & MINERAL CO. AUST PTY LTD

ENVIRONMENTAL POLICY

Hunt Energy is committed to the preservation of the environment and will conduct all operations and activities with environmental protection as a prime objective. Hunt Energy will follow guidelines as set down by the Environmental Protection Authority and relevant industry standards. In particular, Hunt Energy will:

Ensure that all employees and contractors are aware of their responsibilities for environmental protection through induction to this policy and customer requirements. In addition, Hunt Energy will:

•	Minimise the possibility of pollution to soil, water or air caused by spills or the emission of gas, by following sound principals of Risk Management.

In the event of a spill occurring, immediately follow the principles of contain, control and cleanup, to minimise damage to the environment.

•	Manage the transportation, storage and handling of Hazardous Substances and Dangerous Goods in line with the relevant state Regulations.

•	Minimise damage to flora and fauna as a result of rig operations and use of heavy equipment, by forward planning and efficient utilisation of equipment, particularly in relation to weather conditions.

•	Avoid disturbing natural or historical sites, particularly with respect to Aboriginal & European Cultural Heritage.

•	Assist with the rehabilitation of the rig site and adjoining areas after the drilling program to preserve the natural habitat for other land users.

Hunt Energy & Mineral Co.- Aust. Pty Ltd is committed to its endeavour of being a responsible environmental corporate citizen.

51	Onshore Drilling Contract

SCHEDULE K

MAP OF OPERATING AREA(S)

Great South Land
Minerals Limited

Distances between proposed drill sites

N
Cressy
Golden Valley
Conara
Derwent Bridge
Bronte Park
Interlaken
Tunbridge
Ouse
Lonnavale
0
25
50
kilometres

Shortest distance by road (Km)

	Lonnavale	Ouse	Derwent Bridge	Bronte Park	Golden Valley	Interlaken	Tunbridge	Conara	Cressy
Cressy	196	128	134	103	37	66	72	47	0
Conara	191	136	173	142	84	63	40	0	
Tunbridge	151	98	135	104	109	25	0		
Interlaken	136	72	109	78	97	0			
Golden Valley	208	121	104	73	0				
Bronte Park	145	54	30	0					
Derwent Bridge	166	75	0						
Ouse	91	0							
Lonnavale	0								

LEGEND

- Proposed Drill Sites
- SEL 5/2005
- SEL13/1998
- Site Groups